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                                                                   EXHIBIT 10.63


              FIRST AMENDMENT AND EXTENSION OF LIMITED FORBEARANCE
                                   AGREEMENT


         THIS FIRST AMENDMENT AND EXTENSION OF LIMITED FORBEARANCE AGREEMENT (this "First Amendment") is dated as of December 12, 2001, among PINNACLE TOWERS INC., a Delaware corporation (the "Borrower"), the Parent, each of their Subsidiaries (the Borrower, the Parent and their Subsidiaries, each a "Loan Party" and collectively, the "Loan Parties") the several Lenders (as such term is defined in the hereinafter described Credit Agreement) parties to this First Amendment, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                                R E C I T A L S:

         A. The Borrower, the Administrative Agent, and the several Lenders parties thereto entered into that certain Fifth Amended and Restated Credit Agreement, dated as of September 17, 1999 (as amended through the date hereof and as may be further amended, modified, restated, supplemented, renewed, extended, increased, rearranged and/or substituted from time to time, the "Credit Agreement").

         B. The Borrower advised the Lenders in connection with that certain Limited Forbearance Agreement dated as of November 16, 2001 (the "Forbearance Agreement") that the Defaults and Events of Default set forth on the attached Schedule I (the "Anticipated Defaults") would exist and be continuing upon the Borrower's delivery of a Compliance Certificate on November 14, 2001.

         C. The Borrower has advised the Lenders that the Anticipated Defaults have now become Events of Default under the Credit Agreement and continue to exist. The Borrower has advised the Administrative Agent that there are no other Defaults or Events of Default except those set forth on Schedule I hereto.

         D. The Borrower has requested that the Lenders agree to amend and extend the Forbearance Agreement and to forbear from exercising certain rights available to them as a result of the Anticipated Defaults by the Borrower, and the Lenders have agreed to do so on the terms set forth herein.

         NOW, THEREFORE, subject to compliance with the Forbearance Agreement as amended hereby, and in consideration of the premises and the covenants, terms, conditions, representations and warranties herein contained, the parties hereto agree hereby as follows:

         Section 1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

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         Section 2.        AMENDMENT OF SECTION 2 OF THE FORBEARANCE AGREEMENT.
The date "December 12, 2001" each time it is used in Section 2 of the Forbearance Agreement is hereby amended to the date "February 6, 2002."

         Section 3. AMENDMENT AND RESTATEMENT OF SECTION 3(A) OF THE FORBEARANCE AGREEMENT. Section 3(a) of the Forbearance Agreement is hereby amended and restated in its entirety as follows:

                  (a) During the period from the Effective Date and continuing until the Termination Date, the Applicable Margin shall be
         (i) with respect to Advances outstanding under the Term Loan A and the Revolver Loan shall be 3.75% per annum for LIBOR Advances and 2.75% per annum for Base Advances and (ii) with respect to Advances under the Term Loan B, 4.00% per annum for LIBOR Advances and 3.00% per annum for Base Advances, provided that, notwithstanding the foregoing, if there exists a Default or Event of Default other than the Anticipated Defaults, no LIBOR borrowings shall be available to the Borrower. During the period from the Effective Date until the Termination Date, while interest will accrue at the rates described above with respect to the Applicable Margin, the Borrower will pay interest at the rates per annum and at the times provided in the Credit Agreement. The aggregate additional amount of interest owed hereunder as a result of the increase in interest rate set forth in this Section 3(a), shall be due and payable monthly on the last Business Day of each calendar month and on the Termination Date.

         Section 4. AMENDMENT AND RESTATEMENT OF SECTION 3(C) OF THE FORBEARANCE AGREEMENT. Section 3(c) of the Forbearance Agreement is hereby amended and restated in its entirety as follows:


                  (c) On the Effective Date and continuing until the Termination Date, the Borrower will deliver to the Administrative Agent the following financial reports in both hard copy and electronic format, in each case certified by an Authorized Officer of the Borrower to be true and correct and in form and detail satisfactory to the Administrative Agent;

                  (i) on the third Business Day after the end of each weekly reporting period of the Borrower used in its cash flow forecasting, a 13-week rolling cash flow liquidity forecast through the most recently completed week (including forecasting of receipts and disbursements);


                  (ii) on the fifth Business Day after the last Business Day of every month, a variance report delineating and explaining all material variances, for the prior month, from the 13-week rolling cash flow liquidity forecast delivered in the first calendar week of the month covered by such variance report; and


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                  (iii)    any other information or reports from time to time
         requested by Administrative Agent, its counsel or its financial advisors (such other information or reports only to require certification by an Authorized Officer of the Borrower if requested by the Administrative Agent).


         Section 5. AMENDMENT AND RESTATEMENT OF SECTION 4 OF THE FORBEARANCE AGREEMENT. Section 4 of the Forbearance Agreement is hereby amended and restated in its entirety as follows:

                  Section 4. PROCEEDS OF ASSET SALES. On the Effective Date and continuing until the Termination Date, the Borrower shall use the Net Proceeds of sales of assets or Properties by the Borrower, the Parent or any of their Subsidiaries (which for purposes of this Agreement (i) shall not exclude asset sales in the ordinary course of business, but provided that no such sales of assets or Properties by the Parent, the Borrower or any of their Subsidiaries shall be permitted except as set forth in Section 5 hereof and (ii) to the extent that there exists no other Default or Event of Default during the term of this Agreement other than as listed on Schedule 1 hereto, Debt under the Credit Agreement secured by the assets pledged under the Loan Papers shall not require immediate repayment of such Debt other than) as follows: (a) First, if amounts in the letter of credit cash collateral account are less than $2,500,000, the cash collateral account shall be replenished by the Net Proceeds of any such asset sales until the amount in such cash collateral account is not less than $2,500,000, (b) then, if there exists no Default or Event of Default other than the Anticipated Defaults, (i) the Borrower may retain for its own use an amount equal to 20% of the remaining Net Proceeds of any such sales, and (ii) the remaining 80% of such remaining Net Proceeds must be used to repay the Obligations, applied among the Revolver Loan, the Term Loan A and the Term Loan B, ratably based on outstandings, applied in the inverse order of maturity with respect to Term Loan A and Term Loan B and shall not affect the scheduled reductions of the Commitment required by Section 2.11(b) of the Credit Agreement, and (c) if there exists any Default or Event of Default in addition to the Anticipated Defaults, 100% of the remaining Net Proceeds must be used to repay the Obligations, applied among the Revolver Loan, the Term Loan A and the Term Loan B, ratably based on outstandings, applied in the inverse order of maturity with respect to Term Loan A and Term Loan B and shall not affect the scheduled reductions of the Commitment required by Section 2.11(b) of the Credit Agreement.

         Section 6.        AMENDMENT OF SECTION 5 OF THE FORBEARANCE AGREEMENT.
Section 5(ii) of the Forbearance Agreement is hereby deleted in its entirety, and Section 5(i) of the Forbearance Agreement is hereby amended in its entirety, as follows:

                  (i) the Borrower may consummate the sale of its United Kingdom Subsidiaries together with the assets and Properties owned by such United Kingdom Subsidiaries, provided that, gross cash proceeds related to such asset


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sale are not less than $6,800,000 (provided that, the Borrower may retain an equity interest in such United Kingdom Subsidiaries).

The remaining provisions of Section 5 shall be unchanged.

         SECTION 7. AMENDMENT AND RESTATEMENT OF SECTION 6 OF THE FORBEARANCE AGREEMENT. Section 6 of the Forbearance Agreement is hereby amended and restated in its entirety as follows:

                SECTION 6. PROHIBITED ACTIONS. On the Effective Date and continuing until the Termination Date, the Borrower shall not, and shall not permit the Parent or any of their Subsidiaries to (a) make any Restricted Payment, except scheduled payments on seller Debt made by the Borrower, and only as described and in such amounts as set forth on Schedule IV hereto, (b) make any new Investments other than Investments (I) permitted under Section
         8.04(a) through (d), Section 8.04(f), Section 8.04(i)(B) and Section 8.04(j) of the Credit Agreement, (II) Investments constituting Capital Expenditures permitted by subsection (i) of this Section 6 or (III) Investments retained in the United Kingdom Subsidiaries, (c) incur any additional Debt, except Debt incurred in the ordinary course of business by the Borrower in the form of accounts payable and accrued expenses, (d) grant or otherwise permit any new Liens to exist
         (except Liens described in subsections (a) through (f) of the definition of Permitted Liens in the Credit Agreement), (e) sell, transfer or otherwise dispose of any assets other than as permitted under Section 5 hereof without the consent of each Lender, (f) enter into any Affiliate transactions, (g) enter into any Synthetic
         Leases, (h) merge or consolidate with any Person or (i) make any Capital Expenditure or acquisition, except the purchase of immaterial office supplies and equipment from time to time and other Capital Expenditures made during the term of this Agreement in an amount not more than $4,500,000 in the aggregate.

         SECTION 8. CONDITIONS PRECEDENT. The parties hereto agree that no provision of this First Amendment shall be effective until (a) the Administrative Agent shall have received a copy of this First Amendment executed and delivered by each of the Loan Parties made signatory hereto and by each Lender required by the Credit Agreement for the effectiveness of such provision hereof, (b) the Administrative Agent shall have received an opinion of counsel to the Parent, the Borrower and their Subsidiaries in form and substance satisfactory to the Administrative Agent and Lenders (such opinion to include, without limitation, enforceability of this First Amendment and no conflict with Parent's, Borrower's and their Subsidiaries' material agreements), (c) the Administrative Agent shall have received all accrued and unpaid interest up to the Effective Date of this First Amendment in connection with the Section 3(a) of the Forbearance Agreement, (d) the Administrative Agent shall have received certification from an Authorized Officer of the Borrower certifying with respect to the top twenty income producing ground lease properties the (i) name of the lessee and lessor for no less than eighteen of the twenty leaseholds, (ii) location of the lease, (iii) legal description of fifteen of the twenty leasehold properties, and (iv) gross and net cash revenue for such leasehold property, (e)



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in connection with the Canada Indebtedness, the Borrower shall deliver or cause to be delivered fully executed pledge agreements and stock powers as well as stock certificates related thereto pledging 100% of the issued and outstanding Capital Stock of the Canada Sub and Pinnacle Towers III Canada, Inc., (f) in connection with the Obligations, the Borrower shall deliver or cause to be delivered fully executed pledge agreements and stock powers as well as stock certificates related thereto pledging 65% of the issued and outstanding Capital Stock of the Canada Sub and Pinnacle Towers III Canada, Inc. and (g) all fees and expenses in connection with the Loan Papers, including this first Amendment, including legal and other professional fees and expenses incurred on or prior to the date of this First Amendment by Administrative Agent, including, without limitation, the fees and expenses of Winstead Sechrest & Minick P.C. and Deloitte Consulting, shall have been paid.

         Section 9.  OTHER AGREEMENTS.

         (a) The Borrower hereby agrees that in connection with this First Amendment, the Borrower hereby provides the Administrative Agent, the Swingline Bank and each of the Lenders with written notice of immediate termination of
(i) the Commitment, (ii) the Swingline Commitment and (iii) the Letter of Credit Commitment.

         (b) The Borrower herby agrees to pay in connection with this First Amendment, an extension fee of 10 basis points on the Obligations outstanding on the date of this First Amendment to those Lenders approving, executing and delivering their signature pages to this First Amendment on or prior to the Business Day on which Majority Lenders have approved this First Amendment, such fee to be due and payable in immediately available funds immediately upon the earlier to occur of (i) the receipt of Net Proceeds related to the next sale (or sales, until such Net Proceeds are sufficient to pay the extension fee in full) of assets or Properties of the Parent, the Borrower and their Subsidiaries or
(ii) the release of the blocked account funds in the LCC versus Pinnacle Towers Inc. litigation, provided that, to the extent such fee is due and payable as a result of any asset or Property sale, such fee shall be paid prior to the division of any remaining Net Proceeds between the Borrower and the Lenders in accordance with the terms of Section 4 of the Forbearance Agreement.

         (c) Except as specifically modified by this First Amendment, the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Papers remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this First Amendment shall not in any manner operate as a waiver of, consent to or amendment of any other term, provision, condition or covenant of the Credit Agreement or any other Loan Paper. Without limiting the generality of the foregoing, the forbearance provided by this First Amendment shall not be deemed to constitute a waiver of compliance or consent to noncompliance by any of the loan Parties with respect to any other term, provision, condition or covenant of the Credit Agreement or other Loan Papers.

         Section 10. PARTIES TO THIS FIRST AMENDMENT. For purposes of the benefit of all of the Collateral securing the Obligations, the Canada Lender and each Bank Affiliate


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which is a party to any Interest Rate Protection Agreement are hereby deemed to be lender parties to the Credit Agreement and this First Amendment.

         Section 11.  RELEASE.

         (a) Borrower, the Parent, and each of their Subsidiaries (collectively, the "Borrower Parties") hereby unconditionally and irrevocably remises, acquits, and fully and forever releases and discharges the Administrative Agent and the Lenders and all respective Affiliates, Bank Affiliates and Subsidiaries of the Administrative Agent and the Lenders, their respective officers, servants, employees, agents, attorneys, financial advisors, principals, directors and shareholders, and their respective heirs, legal representatives, successors and assigns (collectively, the "Released Lender Parties") from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which any Borrower Party ever had or now has against the Released Lender Parties which may have arisen at any time on or prior to the date of this First Amendment and which were in any manner related to any of the Loan Papers or the enforcement or attempted enforcement by the Administrative Agent or the Lenders of rights, remedies or recourse related thereto (collectively, the "Borrower Claims").

         (b) Each Borrower Party covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Lender Parties any of the Borrower Claims which may have arisen at any time on or prior to the date of this First Amendment and were in any manner related to any of the Loan Papers.

         (c)      The agreements of each Borrower Party set forth in this
Section 11 shall survive termination of this First Amendment and the other Loan Papers.

         [Remainder of Page Intentionally Left Blank; Signature Pages Follow]


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         IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the day and year first above written.

         THE BORROWER.


                                 PINNACLE TOWERS INC.




                                 /s/ Decker Todd
                                 --------------------------------------------
                                 By:    Decker Todd
                                 Its:   Vice President, Treasurer and Assistant
                                        Secretary